PARKER SCHWARTZ PLLC
7310 N. 16th Street, Suite 330
Phoenix, Arizona 85020
Edwin P. Lee - AZ Bar No. 004846
email: nlee@psazlaw.com
Jared G. Parker - AZ Bar No. 006428
email: jparker@psazlaw.com
Attorneys for Debtor in Possession

UNITED STATES BANKRUPTCY COURT
IN AND FOR THE DISTRICT OF ARIZONA

In re: **ELECTRICAL ENGINEERING TRANSPORTATION CORPORATION** Debtor	In Proceedings Under Chapter 11 Case No. - 2:13-bk-16126-RJH **AMENDMENT TO MONTHLY OPERATING REPORT FOR SEPTEMBER, 2013**

Electrical Engineering Transporation Corporation, Debtor in Possession herein, by and through counsel, hereby amends its Monthly Operating Report for September, 2013 by substituting page 3 attached hereto for the same numbered page in the original report.

Dated: December 19, 2013

PARKER SCHWARTZ PLLC

/s/ EL004846

Edwin Lee
Attorneys for Electrical Engineering Transporation Corporation
Debtor in Possession

Copies mailed/emailed December 19, 2013 to:

United States Trustee
Office of the United States Trustee
230 North First Avenue, Suite 204
Phoenix, Arizona 85003

/s/ EL004846

Case Number: 13-16126 (RJH)

INCOME STATEMENT

(Accrual Basis)

*Debtor's own form may be substituted if (1) it is prepared in accordance with generally accepted accounting principals, (2) year-to-date and filing-to-date information is provided, and (3) if reorganization expenses are segregated in the statement.

REVENUES	Sept 17 - 30, 2013	Year to Date	Sept 17 - 30, 2013
Gross Revenue	483,432	31,433,830	483,432
Less: Returns & Discounts			
Net Revenue	**483,432**	**31,433,830**	**483,432**
COST OF GOODS SOLD			
Material	142,675	7,107,968	142,675
Direct Labor	21,446	2,392,921	21,446
Direct Overhead (attach detail)		0	0
Blink Cost of Revenue Share	16,860	291,516	16,860
Non-Cash Depreciation - Project Assets	2,310,569	17,859,801	2,310,569
Total Cost of Goods Sold	**2,491,550**	**27,652,206**	**2,491,550**
GROSS PROFIT	**-2,008,118**	**3,781,624**	**-2,008,118**
OPERATING EXPENSES			
Officer/Insider Compensation		0	0
Selling & Marketing (attach detail)	6,005	2,733,458	6,005
General & Administrative (attach detail)	173,137	8,067,527	173,137
Other Expenses (attach detail)	142,143	1,839,565	142,143
Total Operating Expenses	321,285	12,640,550	321,285
Income Before Non-operating Income and Expense	**-2,329,403**	**-8,858,926**	**-2,329,403**
OTHER INCOME & EXPENSE			
Other Income Assets sale Normal course	-1,200	-33,397	-1,200
Other Expense - Revaluation	-1,072	30,680	-1,072
Interest Expense	269	6,596	269
Depreciation/Depletion		0	0
Amortization		0	0
Net Other Income & Expense	-2,003	3,879	-2,003
Income Before Reorganization Expense	**-2,327,400**	**-8,862,805**	**-2,327,400**
REORGANIZATION EXPENSES			
Professional Fees		0	0
U.S. Trustee Fees		0	0
Other - Impairment Loss	14,269,095	14,269,095	14,269,095
Gain / Loss on Sale of Assets			
Total Reorganization Expenses	**14,269,095**	**14,269,095**	**14,269,095**
Income Tax	0	0	0
NET PROFIT OR (LOSS)	**-16,596,495**	**-23,131,900**	**-16,596,495**